Exhibit 99.1

Mesa Labs Announces Fourth Quarter and Full Fiscal Year 2025 Results

Lakewood, Colorado, May 28, 2025 – Mesa Laboratories, Inc. (NASDAQ:MLAB), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its fourth fiscal quarter (“4Q25”) and full fiscal year (“FY25”) ended March 31, 2025 (amounts in thousands).

Fourth quarter FY25 compared to fourth quarter FY24:

●	Revenues increased 5.5%
●	Non-GAAP core organic revenues growth[1] was 6.3%
●	Operating income increased 100.5% to $1,469
●	Non-GAAP adjusted operating income (“AOI”) excluding unusual items[2] decreased 18.0% and was 19.7% as a percentage of revenues

Full FY25 compared to full FY24:

●	Revenues increased 11.5%
●	Non-GAAP core organic revenues growth was 5.0%
●	Operating income increased 106.0% to $16,336
●	Non-GAAP adjusted operating income excluding unusual items increased 12.3% and was 23.5% as a percentage of revenues

We operate our business in four divisions: Sterilization and Disinfection Control (“SDC”), Clinical Genomics (“CG”), Biopharmaceutical Development (“BPD”), and Calibration Solutions (“CS”).

Executive Commentary (amounts in thousands)

“We exited FY25 with solid momentum, delivering core organic revenues growth in all four divisions and bookings growth across the company in 4Q25. Quarterly revenues of $62,135 resulted in 6.3% core organic revenues growth enhanced by a very strong quarter in SDC. Profitability for the quarter, using our preferred metric of AOI excluding unusual items as a percentage of revenues, was muted at 19.7% primarily due to increased performance-based compensation expense associated with accelerating commercial execution success during the back half of the year. For the year we generated $46,808 of cash flows from operations and $42,559 of free cash flow3 which was used primarily to pay down debt, including $17,900 during the fourth quarter, which reduced our total Net Leverage Ratio4 to 3.01” said Gary Owens, Chief Executive Officer of Mesa.

“For the year we delivered $240,970 in revenues, which resulted in 5.0% core organic revenues growth including growth in three of our four divisions, bookings growth in all four divisions, and improvement in early stage sales funnels, partially offset by 40 bps of currency headwinds. Profitability as measured by adjusted operating income excluding unusual items increased 12.3% year over year to 23.5% as a percentage of revenues, an increase of 10 bps versus FY24. Despite the strong core organic revenues growth, profitability for FY25 was negatively impacted significantly by the swing of high performance-based compensation expense in FY25 as compared to significantly lower performance-based compensation expense in FY24. From a balance sheet perspective, we reduced inventories by 22.4% versus the prior year which enhanced our ability to pay down debt” Added Mr. Owens.

“We were pleased to realize several important strategic milestones during FY25 including: 1) exceeding our acquisition commitment for the first twelve months of full ownership of GKE for both revenues and profitability, 2) fully integrating GKE into our corporate infrastructure within nine months, 3) launching Veridose 2.0 in the CG division, our most comprehensive PGx panel to date, 4) implementing Salesforce CRM across the sales teams in all four divisions, 5) gaining solid traction with our Commercial Excellence initiatives as evidenced by accelerated bookings growth, and 6) accelerating traction with the Mesa Way by completing 45 discrete process improvement events, a new Mesa record” added Mr. Owens.

“An example of the Mesa Way in action was Breakthrough 6, which was focused on rapid deployment of the BPD division’s strategic plan which occurred in Uppsala, Sweden in February. That event brought together five separate but related kaizen events to drive process improvement throughout the organization from the perspective of our customers. In that event we sought to improve service response times, technical support time to resolution, on time delivery for application specific consumables, potential customer visibility for marketing, and the effectiveness of the discovery phase of our commercial process. We had participation from ~ 25% of the personnel in the division, which was supplemented by expertise from across our global organization. Breakthrough kaizen events are the most energizing, innovative, and impactful weeks of the year and we look forward to sustaining the strong improvement made during that week” clarified Mr. Owens.

“At the start of FY26, there were a series of global back and forth actions associated with tariff escalations, pauses, and eventually partial reductions. We are a global company and for FY25:

●	10.5% of our total revenues were sold into China, of which ~ 71% were sourced from the USA.
●	48.4% of our total revenues were sold into the USA of which 0% was sourced from China and ~14% were sourced from Europe.
●	23.3% of our total revenues were sold into Europe of which 0% was sourced from China and ~48% were sourced from the USA.
●	Revenues associated with global academia were negligible.

Given the barriers to switching products in the highly regulated applications we serve, a revenue base with a high recurring service and consumables mix (~ 75% of revenues for FY25), and strong gross profit margin percentages, the short-term impacts of increased tariffs have been mostly mitigated. However, it is unclear how global trade will ultimately be resolved, and any gradual or fast unwinding of global economic flows would require us to further increase our focus on organizational and operational resilience and adaptability, both hallmarks of the Mesa Way. As always, we have numerous opportunities unique to Mesa to leverage our deep customer relationships, and we compete with companies facing many of the same challenges. Regardless of market conditions we are focused on driving profitable market share growth” concluded Mr. Owens.

Financial Results (unaudited, amounts in thousands, except per share data)

Fourth Quarter Fiscal Year 2025

Total revenues were $62,135, an increase of 5.5% compared to 4Q24. Operating income increased 100.5% to $1,469. Net (loss) was $(7,114), a decrease of 97.2%, or $(1.31) per diluted share of common stock. On a non-GAAP basis, core organic revenues growth was 6.3% and AOI decreased 1.9% to $12,104 or $2.23 per diluted share of common stock, compared to 4Q24. As detailed in the Unusual Items table below, AOI for 4Q25 and 4Q24 was negatively impacted by unusual items totaling $152 and $2,602, respectively. Excluding the unusual items for 4Q25 and 4Q24, AOI decreased 18.0% to $12,256. A reconciliation of non-GAAP measures is provided in the tables below.

Full Fiscal Year 2025

Total revenues were $240,978, an increase of 11.5% compared to FY24. Operating income increased 106.0% to $16,336. Net (loss) was $(1,974), an increase of 100.8%, or $(0.36) per diluted share of common stock. On a non-GAAP basis, core organic revenues growth was 5.0% and AOI increased 17.5% to $54,005 or $9.96 per diluted share of common stock compared to FY24. As detailed in the Unusual Items table below, AOI for FY25 and FY24 was negatively impacted by unusual items totaling $2,732 and $4,537, respectively. Excluding the unusual items for FY25 and FY24, AOI increased 12.3% to $56,737. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

	Revenues		Organic Revenues Growth[1]		Core Organic Revenues Growth
(Amounts in thousands)	Three Months Ended March 31, 2025	Year Ended March 31, 2025	Three Months Ended March 31, 2025	Year Ended March 31, 2025	Three Months Ended March 31, 2025	Year Ended March 31, 2025
SDC	$24,749	$93,418	8.6%	4.7%	10.3%	5.2%
CS	13,257	51,749	3.4%	8.3%	3.4%	8.3%
BPD	12,618	48,730	3.5%	19.7%	3.5%	20.3%
CG	11,511	47,081	3.5%	(10.5)%	4.4%	(10.1	) %
Total reportable segments	$62,135	$240,978	5.5%	4.6%	6.3%	5.0%

Sterilization and Disinfection Control (40% of revenues in 4Q25) revenues were $24,749 for the quarter, which resulted in core organic revenues growth of 10.3%. For the year, core organic revenues growth was 5.2%. The acquisition of GKE drove overall annual growth to 24.4%. Excluding GKE, orders increased 6.4% for the year ended March 31, 2025, driven by strong commercial execution. Increased order levels resulted in higher than normal past due backlog at certain times of the year and past due backlog was approximately $2,000 higher as of March 31, 2025 as compared to March 31, 2024 but did decrease approximately 27% as compared to the end of 3Q25. We expect to continue to reduce our past due backlog during the first two quarters of FY26.

Gross profit percentage for the quarter increased by 350 bps versus the prior year quarter primarily due to the impact of non-cash inventory step-up purchase accounting charges from GKE flowing through cost of revenues in the prior year quarter. Excluding these charges, gross profit percentage for the quarter would have decreased by 20 bps compared to the prior year quarter. For the full year, gross profit percentage contracted by 180 bps. The decreases for both 4Q25 and FY25 are primarily related to customer mix, higher expense for performance-based personnel costs, and temporary labor costs utilized to increase production capacity to decrease past due backlog.

Calibration Solutions (21% of revenues in 4Q25) revenues were $13,257, which resulted in core organic revenues growth of 3.4% for the quarter and 8.3% for the year. The increases in revenues for both the quarter and year were driven primarily by commercial momentum, particularly in our renal care product lines, along with price increases. Gross profit percentage expanded by 150 bps for the year, primarily due to increased revenues and favorable product mix, partially offset by higher expense for performance-based personnel costs.

Biopharmaceutical Development (20% of revenues in 4Q25) revenues were $12,618, which resulted in core organic revenues growth of 3.5% for the quarter and 20.3% for the year. The increase in revenues for the full year was driven by increased biopharmaceutical spending on capital equipment in North America and Europe, which resulted in a 51.2% increase in revenues from hardware and software. Installed base utilization increases drove 4.9% growth in consumables and services revenues for the full year. Gross profit percentage contracted 510 bps for the quarter and 100 bps for the full year primarily due to higher material costs, labor wage increases, increased expense for performance-based compensation, and unfavorable product mix.

Clinical Genomics (19% of revenues in 4Q25) revenues were $11,511 for the quarter, which resulted in core organic revenues growth of 4.4% versus the same period in the prior year. Annual core organic revenues declined 10.1%. The increase in revenues for the quarter was driven primarily by strong consumables growth in North America, partially offset by decreased revenues in China. The decrease in revenues for the full year was due to the ongoing decline in the China genomics market caused primarily by regulatory factors, increased regulations in the United States related to lab-developed tests that impacted hardware sales for nearly the entire year, and commercial execution challenges in Europe, partially offset by strong consumables growth in North America. Restrictions on lab-developed tests that affected this division were vacated by a federal court ruling in March 2025; however, this favorable ruling may be appealed by the FDA during the upcoming quarter.

Gross profit percentage declined 50 bps for the quarter but increased by 300 bps for the full year. FY25 gross profit percentage was impacted by a reduction in amortization expense running through cost of revenues resulting from the impairment charge that was recorded at the beginning of 4Q24. Absent all noncash amortization expenses in both years, gross profit percentage would have decreased by 380 bps, primarily attributable to strategic lower margin instrument sales of hardware into China, reserves for slow-moving inventory as sales declined, and to a lesser extent, lower revenues on a partially fixed cost base. The lower margin sales of hardware into China reflected a change in our strategy for growth in this division that we expected would drive future consumables sales.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.”

1 Organic revenues growth is defined as reported revenues growth excluding the impact of acquisitions and core organic revenues growth is defined as organic revenues growth excluding currency translation. A reconciliation of these non-GAAP measures to their GAAP counterpart is set forth below.

2 Adjusted operating income and adjusted operating income per share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. These measures are also presented excluding unusual items. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 Free cash flow is derived from the Consolidated Statements of Cash Flows and is defined as net cash provided by operating activities ($46,808) less purchases of property, plant and equipment ($4,249).

4 Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “expect,” “seek,” “plan” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2025 and our Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
Revenues	$62,135	$58,904	$240,978	$216,187
Cost of revenues	23,723	22,348	90,108	82,937
Gross profit	38,412	36,556	150,870	133,250
Operating expenses excluding impairment	36,943	33,307	134,534	130,792
Impairment of goodwill and long lived assets	--	274,533	--	274,533
Operating income (loss)	1,469	(271,284)	16,336	(272,075)
Nonoperating expense (income)	1,008	4,048	10,375	3,573
Earnings (loss) before income taxes	461	(275,332)	5,961	(275,648)
Income tax expense (benefit)	7,575	(20,749)	7,935	(21,402)
Net (loss) income	$(7,114)	$(254,583)	$(1,974)	$(254,246)

(Loss) earnings per share (basic)	$(1.31)	$(47.20)	$(0.36)	$(47.20)
(Loss) earnings per share (diluted)	(1.31)	(47.20)	(0.36)	(47.20)

Weighted average common shares outstanding:
Basic	5,439	5,394	5,421	5,386
Diluted	5,439	5,394	5,421	5,386

Consolidated Condensed Balance Sheets

(Amounts in thousands)	March 31, 2025	March 31, 2024
Cash and cash equivalents	$27,321	$28,214
Other current assets	75,364	81,138
Total current assets	102,685	109,352
Noncurrent assets	330,663	337,444
Total assets	$433,348	$446,796

Liabilities	$273,518	$301,403
Stockholders’ equity	159,830	145,393
Total liabilities and stockholders’ equity	$433,348	$446,796

Reconciliation of Non-GAAP Measures
(Unaudited)

GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended		Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
Operating income (loss) (GAAP)	$1,469	$(271,284)	$16,336	$(272,075)
Amortization of intangible assets	6,143	4,961	19,145	27,341
Stock-based compensation expense	3,138	2,792	13,142	11,936
Depreciation expense	1,354	1,334	5,382	4,233
Impairment of goodwill and long-lived assets	--	274,533	--	274,533
AOI (non-GAAP)	$12,104	$12,336	$54,005	$45,968

Unusual items – before tax
Non-cash GKE inventory step-up1	$--	$817	$1,232	$1,229
GKE integration costs[2]	152	960	1,500	1,400
GKE acquisition costs[3]	--	--	--	835
Restructuring costs	--	825	--	1,073
Total impact of unusual items on AOI – before tax	$152	$2,602	$2,732	$4,537

AOI excluding unusual items (non-GAAP)	$12,256	$14,938	$56,737	$50,505

AOI per share - basic (non-GAAP)	$2.23	$2.29	$9.96	$8.53
AOI per share - diluted (non-GAAP)	2.23	2.29	9.96	8.53

AOI excluding unusual items per share – basic (non -GAAP)	2.25	2.77	10.47	9.38
AOI excluding unusual items per share – diluted (non-GAAP)	2.25	2.77	10.47	9.38

Weighted average common shares outstanding:
Basic	5,439	5,394	5,421	5,386
Diluted	5,439	5,394	5,421	5,386

1 Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting.

2 GKE integration costs consist primarily of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool, professional accounting and valuation services, and legal costs related to employee contracts and managing director appointments.

3 GKE acquisition costs primarily consist of legal services related to the stock purchase agreement, professional services for due diligence procedures and quality of earnings report and various other consultants.

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended March 31, 2025	Year Ended March 31, 2025
Total revenues growth	5.5%	11.5%
Impact of acquisitions	--%	(6.9)%
Organic revenues growth (non-GAAP)	5.5%	4.6%
Currency translation	0.8%	0.4%
Core organic revenues growth (non-GAAP)	6.3%	5.0%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts our operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds these measures to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per share presented in the reconciliation above are defined as adjusted operating income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.